ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ROBERTS REALTY INVESTORS, INC.

1.            Name

The name of the Corporation is Roberts Realty Investors, Inc.

2.            Amendment

The amended and restated articles of incorporation of the Corporation are hereby amended by:

A.      deleting the following defined term in Section 5.1 thereof:

“Restriction Termination Date” shall mean the first day on which the Corporation determines pursuant to Section 5.10 of these Articles of Incorporation that it is no longer in the best interests of the Corporation to attempt, or to continue, to qualify as a REIT.

B.      replacing such defined term in Section 5.1 thereof with the following defined term:

“Restriction Termination Date” shall mean the closing date of that certain Stock Purchase Agreement by and among the Company, the Operating Partnership, and A-III Investment Partners LLC, a Delaware limited liability company, dated as of November 19, 2014, if and as amended.

3.            Date of Adoption of the Amendment

The foregoing amendment was adopted on January 22, 2015.

4.            Approval of the Amendment by the Corporation’s Shareholders

The foregoing amendment was duly approved by the Corporation’s shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the undersigned executes these Articles of Amendment on this 30th day January, 2015.

/s/ Charles S. Roberts
Charles S. Roberts,
Chief Executive Officer